UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 9, 2006

Oil-Dri Corporation of America

(Exact name of registrant as specified in its charter)

Delaware	0-8675	36-2048898

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 North Michigan Avenue Suite 400 Chicago, Illinois	60611-4213

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (312) 321-1515

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

          At its regular meeting on October 9, 2006, the Compensation Committee of the Board of Directors of Oil-Dri Corporation of America (the “Company”), approved an amendment and restatement of the Oil-Dri Corporation of America Annual Incentive Plan (the “Plan”) effective as of August 1, 2006.  Under the Plan, eligible employees (including the Company’s executive officers) may receive annual cash incentive awards equal to a percentage of salary.  The Plan provides for the possibility of awards based on corporate financial performance; special performance, including individual, departmental or divisional performance; or a combination of the two.  The Plan now also provides for the possibility of an executive deferred bonus award for the Company’s senior management (including its executive officers).  Performance measures, targets and payout ranges used under the Plan for incentive purposes are established each fiscal year based on the Company’s annual business plan. The foregoing summary is qualified in its entirety by reference to the full and complete terms of the Plan attached as Exhibit 10.1 hereto and incorporated herein by reference.

          The Compensation Committee also on October 9, 2006 approved the performance measure and targets under the Plan for the fiscal year ending July 31, 2007 (“fiscal 2007”).  The performance measure is corporate financial performance measured by actual performance as compared with the Company’s budgeted business plan for fiscal 2007.  The fiscal 2007 targets provide that employees exempt from the overtime requirements of the Fair Labor Standards Act (“exempt employees”) will receive their full target bonus if the Company achieves 100% of its business plan.  If the Company achieves 110% of its business plan, bonuses of 150% of target will be paid and if the Company achieves 119% of its business plan, bonuses of 200% of target will be paid.  Under the Plan bonuses are capped at 200% of target bonus.  If the Company achieves 90% of its business plan, bonuses of 50% of target will be paid.  If the Company achieves 86% of its business plan, bonuses of 25% of target will be paid.  Additional specific targets between 86% of business plan and 119% of business plan were also approved.  If  performance falls between two of the specified targets, the bonus payment percentage will be prorated.

          Employees not exempt from the overtime requirements of the Fair Labor Standards Act will receive their full target bonus of 7.5% of pay if the Company achieves 86% or more of its business plan.  Bonuses for these employees are capped at 100% of target bonus.  For all participating employees, if performance is below 25% of the business plan, the Chief Executive Officer has discretion to pay up to 25% of target bonus.

          The fiscal 2007 performance measure and targets for awards of executive deferred bonuses under the Plan are the same as those listed above for exempt employees, except that no executive deferred bonuses will be paid unless the Company achieves 75% of its business plan.  Executive deferred bonuses earned in fiscal 2007 will vest at the end of three years.  All executive officers, except the chief executive officer, and other members of senior management are participants in the executive deferred bonus portion of the Plan for fiscal 2007.

          Target bonuses for the cash portion of the Plan range from 4% to 50% of base salary; target bonuses for the executive deferred bonus portion range from 5% to 16% of base salary.  The specific percentage for both the cash and deferred portions of the Plan are determined by each eligible employee’s salary grade.  Essentially all salaried employees of the Company and its domestic and Canadian subsidiaries are eligible to participate in the Plan; for the fiscal year ended July 31, 2006, there were approximately 260 eligible employees.

Item 8.01  Other Events.

          At its regular meeting on October 9, 2006, the Company’s Board of Directors declared regular quarterly cash dividends of $0.12 per share of the Company’s Common Stock and $0.09 per share of the Company’s Class B Stock.  At that meeting, the Board of Directors also set the annual meeting of the Company’s stockholders for Tuesday, December 5, 2006.  The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting is October 20, 2006.  Copies of the press releases announcing these matters are attached as Exhibit 99.1 and Exhibit 99.2 and the information contained therein is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description of Exhibits

10.1	Oil-Dri Corporation of America Annual Incentive Plan (as Amended and Restated Effective August 1, 2006)
99.1	Press Release dated October 10, 2006 (cash dividends)
99.2	Press Release dated October 10, 2006 (annual meeting)

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OIL-DRI CORPORATION OF AMERICA

By:	/s/ Charles P. Brissman

Charles P. Brissman
Vice President and General Counsel

Date: October 13, 2006

Exhibit Index

Exhibit Number	Description of Exhibits

10.1	Oil-Dri Corporation of America Annual Incentive Plan (as Amended and Restated Effective August 1, 2006)
99.1	Press Release dated October 10, 2006 (cash dividends)
99.2	Press Release dated October 10, 2006 (annual meeting)